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                                                                 Exhibit 99.2

                  [LIBERTY SATELLITE & TECHNOLOGY, INC. LOGO]


FOR IMMEDIATE RELEASE                                CONTACT:
                                                     --------
                                                     Investor Relations
                                                     John Beattie
                                                     Tel: (720) 875-6861


      LIBERTY SATELLITE RECEIVES EXPRESSION OF INTEREST FROM LIBERTY MEDIA
                   TO ACQUIRE REMAINDER OF LIBERTY SATELLITE


ENGLEWOOD, CO., APRIL 1, 2003, - Liberty Satellite & Technology, Inc., (OTC Bulletin Board: LSTTA, LSTTB), announced today that it has received an expression of interest from Liberty Media Corporation (NYSE: L and LMC.B) regarding the possibility of acquiring all the issued and outstanding shares of Liberty Satellite & Technology, Inc. ("LSAT") that Liberty Media does not already own. As proposed by Liberty Media, LSAT stockholders would receive
0.2131 of a share of Liberty Media Corporation Series A common stock for each share of LSAT common stock held. The transaction would be taxable to LSAT stockholders.

LSAT's Board of Directors has established a committee of independent directors to consider the overture by Liberty Media. The committee intends to engage independent legal counsel and financial advisors and has plenary authority to respond Liberty Media's proposal. Any transaction between LSAT and Liberty Media Corporation would be subject to negotiation, execution and delivery of definitive documentation relating thereto and any closing conditions provided for in such documentation.


ABOUT LIBERTY SATELLITE & TECHNOLOGY, INC.

Liberty Satellite and Technology, Inc., known as LSAT, pursues strategic opportunities worldwide in the distribution of Internet data and other content via satellite and related businesses. Through its majority-owned subsidiary, On Command Corporation, LSAT is a leading provider of in-room movies, broadband access and other entertainment and business services to the hotel industry. LSAT also holds strategic ownership positions in a range of video programming, satellite-delivered broadband distribution and satellite communication businesses, including Wildblue Communications, Astrolink International, and Sky Latin America. LSAT is a consolidated subsidiary of Liberty Media Corporation.

THE FOREGOING ARE "FORWARD-LOOKING STATEMENTS" WHICH ARE BASED ON MANAGEMENT'S BELIEFS AS WELL AS ON A NUMBER OF ASSUMPTIONS CONCERNING FUTURE EVENTS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. READERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH ARE NOT A GUARANTEE OF PERFORMANCE AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE OUTSIDE LIBERTY SATELLITE'S CONTROL. FOR A MORE DETAILED DESCRIPTION OF THE FACTORS THAT COULD CAUSE SUCH A DIFFERENCE, PLEASE SEE LIBERTY SATELLITE'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. LIBERTY SATELLITE DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

THIS COMMUNICATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. NO OFFERING OF SECURITIES SHALL BE MADE EXCEPT BY MEANS OF A PROSPECTUS MEETING THE REQUIREMENTS OF SECTION 10 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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